EX 99.1

Armstrong World Industries, Inc. Acquires Arktura

LANCASTER, Pa., Dec. 16, 2020 – Armstrong World Industries, Inc. (NYSE:AWI) today announced that it has completed its acquisition of Arktura, LLC, an award-winning designer and fabricator of ceilings, walls, partitions and facades based in Los Angeles, California. Founded and led by architects and designers, Arktura is a leader in architectural specialty metal and felt solutions recognized for fusing ingenuity and creativity with leading edge technologies and software to deliver visionary design.  With Arktura’s exciting and novel capabilities, AWI further strengthens its robust portfolio of architectural specialty solutions, as well as its design capabilities across its entire enterprise.

“By combining Turf, Moz, and now Arktura with our own talent and leadership, we are taking our design capability to a new and unmatched level in the industry,” said Vic Grizzle, AWI CEO and President.  “If there was ever a time to bring the best of the design arts and sciences together to create solutions for healthy, resilient, welcoming spaces, it’s now.  We know people perform and feel better in spaces that are designed for creativity, comfort and well-being, and the pandemic has elevated these ‘amenities’ to necessity status.  Aligned to the architecture and design community, we continue to strengthen our capabilities to actively participate in reimagining and remaking the spaces where we live, work, learn, heal and play to be healthy, sustainable and inspiring.”

In addition to developing world-class products and enhancing design capabilities within the Armstrong family of companies, AWI and the founders of Arktura are forming Arktura Ventures to focus on accelerating and incubating advancements in architecture, engineering and materials science in building and construction.

Arktura founders Chris Kabatsi, Rob Kilian and Kevin Kane said, “We are thrilled to be a part of this next chapter for AWI and look forward to pursuing new horizons in design, technology and innovation within the architectural solutions space. Together, and with the Arktura Ventures vehicle, we see a unique platform for accelerating the exploration and realization of exciting new products, technologies, partnerships and other opportunities.”

Arktura is a carbon neutral company with a 55,000 sq. ft. manufacturing and fabrication facility in Los Angeles.  All Arktura materials have a high proportion of recycled content and are 100% recyclable.

Arktura is now a wholly-owned subsidiary of AWI and retains its company name, brand, organizational structure and employee base. Arktura will continue to sell through its current independent sales network, which has been integral to its success and growth. Arktura has projected 2020 revenues of approximately $37 million.  As expected, AWI funded the acquisition with its revolving credit facility and available cash.

Armstrong World Industries
2500 Columbia Avenue, Lancaster, PA 17603

717.397.0611 | www.armstrongceilings.com

In connection with the transaction, AWI will issue restricted stock awards representing approximately 18,000 restricted shares of common stock in the aggregate to approximately fifty employees of Arktura LLC.  The restricted stock awards will be issued for retention purposes and in order to reflect the Founders' desire to recognize the employees' contribution to the success of Arktura and share the proceeds of the sale with the Arktura family.  The awards will vest over three years following the closing, subject to continued employment, and will be made from an employment inducement plan adopted by the company’s Board of Directors pursuant to the inducement exemption provided under the NYSE listing rules.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With 2019 revenues of over $1 billion, AWI has approximately 2,500 employees and a manufacturing network of 15 facilities, plus 5 facilities dedicated to its WAVE joint venture.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release and in our other public documents and comments may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements provide our future expectations or forecasts and can be identified by our use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," "target," "predict," "may," "will," "would," "could," "should," "seek," and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance.  Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements.  A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  We do not undertake or assume any obligation to update or revise any forward-looking statements beyond what is required under applicable securities law.

Armstrong World Industries
2500 Columbia Avenue, Lancaster, PA 17603

717.397.0611 | www.armstrongceilings.com